Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Janine Dusossoit
Vice President, Investor Relations
Safeguard Scientifics, Inc.
(610) 293-0600

SAFEGUARD SCIENTIFICS COMPLETES SALE OF
INTEREST IN COMPUCOM SYSTEMS, INC.

Wayne, PA, October 1, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE), a leading developer of companies in the information technology and life sciences sectors, announced today that it has completed the sale of its 51% interest in CompuCom Systems, Inc. (NASDAQ: CMPC) to an affiliate of Platinum Equity, LLC. The proposed sale of CompuCom to Platinum Equity was announced May 28, 2004, and was approved by shareholders of Safeguard and CompuCom on September 9, 2004.

Anthony L. Craig, President and Chief Executive Officer of Safeguard, said, “Completion of this transaction is a milestone event in executing our newly refined strategy. The proceeds from this transaction strengthen our balance sheet and give Safeguard further flexibility to fund the growth of our companies and to acquire additional companies in the information technology and life sciences sectors.”

As previously disclosed, Safeguard’s gross cash proceeds of approximately $128 million will be used as described below. Within 10 business days of the closing, Safeguard will utilize approximately $17.4 million of the proceeds to escrow interest payments through March 15,

800 The Safeguard Building • 435 Devon Park Drive • Wayne, PA 19087-1945
Phone (610) 293-0600 • Fax (610) 293-0601 • Toll Free (877) 506-7371
http://www.safeguard.com

2009, on Safeguard’s 2.625% convertible senior debentures with a stated maturity of 2024, pursuant to the terms of the 2024 debentures. Within 12 months of the closing, Safeguard will utilize approximately $54.8 million of the proceeds to retire Safeguard’s 5% convertible subordinated notes due 2006, pursuant to the terms of the 2024 debentures. The remaining cash, approximately $55.8 million, will be used to fund future growth initiatives and for general corporate purposes including the payment of expenses related to this transaction.

Safeguard will make available additional information regarding the transaction when it announces its third quarter results on or about October 28, 2004.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the time-to-volume stage of development. Focused primarily on the information technology and life sciences sectors, Safeguard acquires controlling interests in companies and provides them a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

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800 The Safeguard Building • 435 Devon Park Drive • Wayne, PA 19087-1945 Phone (610) 293-0600 • Fax (610) 293-0601 • Toll Free (877) 506-7371 http://www.safeguard.com	2